Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Team, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-184345, No. 333-119346, No. 333-119344, No. 333-119341, No. 333-209871 and No. 333-211495), and Form S-3 (No. 333-214055) of Team, Inc. of our reports dated March 15, 2017, with respect to the consolidated balance sheets of Team, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the year ended December 31, 2016, the seven months ended December 31, 2015 and each of the years in the two-year period ended May 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the fiscal year 2016 annual report on Form 10-K of Team, Inc..

Team, Inc. acquired Furmanite Corporation (Furmanite) in February 2016, and management excluded from its assessment of the effectiveness of Team, Inc.’s internal control over financial reporting as of December 31, 2016, Furmanite’s internal control over financial reporting associated with total assets of $215 million and total revenues of $216 million included in the consolidated financial statements of Team, Inc. and subsidiaries as of and for the year ended ended December 31, 2016. Our audit of internal control over financial reporting of Team, Inc. also excluded an evaluation of the internal control over financial reporting of Furmanite.

(signed) KPMG LLP

Houston, Texas
March 15, 2017